Exhibit 2.3

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is dated and executed as of January 26, 2010, by and between Macquarie Cook Power Inc., (“MCP”) a corporation organized and existing under the laws of the State of Delaware, Integrys Energy Services, Inc., (“IES”) a Wisconsin corporation, and Integrys Energy Group, Inc., (“IEG”) a Wisconsin corporation (collectively, the “Parties” and individually, a “Party”).

BACKGROUND

WHEREAS, reference is made to that certain Purchase and Sale Agreement (the “Agreement”), dated December 23, 2009, between and among MCP, IES and IEG.

WHEREAS, the Parties wish to amend certain terms of the Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.         DEFINITIONS.

Capitalized terms used in this Amendment, to the extent not otherwise defined herein, have the same meanings assigned to such terms in the Agreement, as amended hereby.

2.   AMENDMENTS TO AGREEMENT.

2.1	Definition of “Initial Purchase Price”

The definition of “Initial Purchase Price” set forth in the Agreement shall be deleted in its entirety and replaced with the following:  “‘Initial Purchase Price” means $1,150,000.00”

2.2   Section 2.9: Exchange Traded Transactions

The terms of Section 2.9 shall be deleted in their entirety and replaced with the terms set forth on Exhibit A hereto.

2.3  Section 2.16: Flattening Trade and New Trades

The terms of Section 2.16 shall be deleted in their entirety and replaced with the following:

“Flattening Trades and New Trades.  On the Mirror Effective Date and on a monthly basis thereafter until the Mirror Confirm is terminated in its entirety, Purchaser and Seller shall enter into one or more physically-settled transactions under the MCP-IES ISDA Master Agreement representing sales to Seller with respect to all requirements of the Seller during the applicable month to purchase additional physically-delivered electric energy, capacity, ancillary services, renewable energy certificates, or related products (“Electricity”) or representing purchases from Seller during such month for any excess Electricity Seller may have in order to establish and maintain, to the extent reasonably practicable, a flattened position in Electricity for Seller during such month (such transactions, the “Flattening Trades”).  All Flattening Trades shall be priced using the same or equivalent index price, ISO-published price or mutually-agreed price as specified in the relevant Mirror Transaction or Post-Mirror Trade.”

2.4  Schedule 2.1(a)(ii)(A) – Master Agreements

The following is added as an additional Master Agreement on Schedule 2.1(a)(ii)(A):  “Kentucky Municipal Power Agency”

2.5  Schedule 2.2(b):  Initial Purchase Price Adjustment

Paragraph 1 in Schedule 2.2(b) is deleted in its entirety and replaced with the following:  “Initial Purchase Price Adjustment Amount” is defined as $0.00.”

2.6  Schedule 2.2(c):  Final Purchase Price Adjustment

(a)	The “First Valuation Difference” referenced in the first sentence of Paragraph 2 shall be deleted and replaced with “negative $6,661,871.00.”

(b)
The last sentence of Paragraph 2 of the Schedule is deleted in its entirety and replaced with the following:  “For purposes hereof, the MCPI First Valuation is positive $33,965,470.00 and the IES First Valuation is positive $40,627,341.00.”

(c)	Paragraph 9, “Exchange Traded Contract Adjustment,” is deleted in its entirety and replaced with the following:

“Exchange Traded Contract Adjustment” means the dollar amount (positive or negative) of the negative value of those Exchange Traded Transactions which are natural gas forward exchange traded transactions, calculated at the settlement price as of the close of trading on the Relevant Exchange on the Mirror Effective Date.  For the avoidance of doubt, the parties acknowledge and agree that the Exchange Traded Transactions referenced above do not include power trades or option trades.”

3.           GENERAL PROVISIONS.

3.1           Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Amendment.

3.2           Severability of Provisions.  Each provision of this Amendment will be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

3.3           Counterparts; Electronic Execution.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, will be deemed to be an original, and all of which, when taken together, will constitute but one and the same Amendment.  Delivery of an executed counterpart of this Amendment by facsimile or other then generally accepted means of electronic transmission (such as portable document format (“PDF”)) will be equally as effective as delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by electronic means also will deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart will not affect the time of deemed delivery, validity, enforceability, or binding effect of this Amendment.

3.4           Reference to Agreement; Effectiveness.  The Agreement, as amended hereby, and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms thereof are hereby amended so that any reference in the Agreement or such other agreements, documents and instruments will mean a reference to the Agreement, as amended hereby.  This Amendment shall be deemed effective on and as of the date of execution of this Amendment.  Except as hereby amended, the Agreement remains in full force and effect, and is hereby, in all respects, ratified and confirmed.

3.5           Successors and Assigns.  This Amendment is binding upon and will inure to the benefit of Parties and their respective successors and assigns, subject to the provisions of Section 10.8 of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

INTEGRYS ENERGY SERVICES, INC.

By:       /s/ Mark A. Radtke
Name: Mark A. Radtke
Title:    President & CEO

INTEGRYS ENERGY GROUP, INC.

By:       /s/ Larry L. Weyers
Name: Larry L. Weyers
Title:    Executive Chairman

MACQUARIE COOK POWER INC.

By:           /s/ Benjamin Preston
Name:     Benjamin Preston
Title:        Executive Director

By:           /s/ Patricia Jones
Name:     Patricia Jones
Title:        Associate Director

EXHIBIT A

Section 2.9  Exchange Traded Transactions.

(a)           The Seller shall request of the Relevant Exchange (the “Exchange Request”) that the Exchange Traded Transactions be transferred to the Purchaser in accordance with the rules and procedures of the Relevant Exchange (if applicable) from the commodity futures brokerage accounts of the Seller listed on Schedule 2.9(a) attached hereto, carried by the futures commission merchants (each an “FCM”) listed thereon, to the account of the Purchaser as set forth below, and the Purchaser shall assume each Exchange Traded Transaction, by a novation effected pursuant to the applicable rules of the Relevant Exchange, if applicable.  The Exchange Request shall be in form and substance reasonably satisfactory to the Seller and the Purchaser.  To the extent that the transfer or conveyance of any of the Exchange Traded Transactions to the Purchaser requires the Consent of a Third Party or Governmental Authorization, the Seller and the Purchaser shall use commercially reasonable efforts, and cooperate with each other, to obtain promptly the relevant Consent or Governmental Authorization prior to the Mirror Effective Date.

                      (i)           Exchange Power Forwards.  On the Mirror Effective Date, Exchange Traded Transactions which are power forward transactions shall be transferred to Purchaser in one account at historical (original) prices via an ex-pit book transfer in accordance with the applicable rules of the Relevant Exchange.  The Parties acknowledge that the Relevant Exchange shall transfer such transactions at the settlement price as of the close of trading on the Relevant Exchange on the Mirror Effective Date.  Any difference between such transfer calculations shall be resolved by mutual agreement between the Parties and their respective brokerage accounts, such that the Parties are kept whole to the Relevant Exchange.  The Purchase Price will not require adjustment due to the transfer of Exchange Power Forwards.

(ii)           Exchange Power Options.  On the Mirror Effective Date, Exchange Traded Transactions which are power option transactions shall be transferred to Purchaser in one account at historical (original) strike prices with no additional premium via an ex-pit book transfer in accordance with the applicable rules of the Relevant Exchange.  The Purchase Price will not require adjustment due to the transfer of Exchange Power Options.

(iii)           Exchange Gas Options.  On the Mirror Effective Date, Exchange Traded Transactions which are natural gas option transactions with contract months on or after March 2010 shall be transferred from Seller to Purchaser through the execution of a new exchange-cleared options between Seller and Purchaser, such that the transactions will be transferred to Purchaser at the original strike prices of such transactions with no added premium. The Purchase Price will not require adjustment due to the transfer of Exchange Gas Options.

(iv)           Exchange Gas Forwards.  On February 1, 2010, Exchange Traded Transactions which are natural gas forward transactions with contract months on or after March 2010 shall be transferred from Seller to Purchaser through the execution of a new exchange-cleared swap between Seller and Purchaser, such that the transactions will be transferred to Purchaser at the settlement price as of the close of trading on the Relevant Exchange on January

29, 2010.  The Purchase Price will be adjusted for such transactions in accordance with the Final Purchase Price Adjustment.

(b)           If following the Mirror Effective Date this Agreement is terminated in accordance with the terms and conditions set forth in Article VIII, then with respect to Exchange Power Forwards and Exchange Power Options, on the Business Day immediately following the date that this Agreement is terminated, the Purchaser shall submit to the Relevant Exchange an Exchange Request that such Exchange Traded Transactions, or trades cleared on the Relevant Exchange that are substantially similar to such Exchange Traded Transactions (each a “Substitute Exchange Traded Transaction”) be transferred to the Seller in accordance with the rules and procedures of the Relevant Exchange from the commodity futures brokerage accounts of the Purchaser listed on Schedule 2.9(b) attached hereto, carried by each FCM listed thereon, to the account of the Seller via an ex-pit, ex-Ring or ex-order book transfer, and the Seller shall assume each Substitute Exchange Traded Transaction, by a novation effected pursuant to the applicable rules of the Relevant Exchange.  Each such transfer pursuant to this Section 2.9(b) shall be effected at the historic (original) price.  The Exchange Request shall be in same form and have the same substance as that which was provided to the Relevant Exchange under Section 2.9(a).

(c)           If following the Mirror Effective Date this Agreement is terminated in accordance with the terms and conditions set forth in Article VIII, then with respect to Exchange Gas Options and Exchange Gas Forwards, on the Business Day immediately following the date that this Agreement is terminated, the Purchaser and Seller shall enter into equal and off-setting exchange-cleared option and swap transactions, respectively, such that the Exchange Gas Options and Exchange Gas Forwards positions are transferred back to Seller.  Each such transfer of Exchange Gas Options pursuant to this Section 2.9(c) shall be effected at the original strike prices of such transactions (with no premium payable), and each such transfer of Exchange Gas Forwards pursuant to this Section 2.9(c) shall be effected at the settlement price as of the close of trading on the Relevant Exchange on the trading date immediately preceding the date of such transfer.  Other than as provided in Article VIII, the Parties intend that no additional consideration will be paid in respect of the Substitute Exchange Traded Transactions.